                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            US AIRWAYS GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              September 19, 2001
                               Washington, D.C.

                               ----------------

                                                                August 17, 2001

To the Stockholders of
 US Airways Group, Inc.

  The 2001 annual meeting of stockholders of US Airways Group, Inc. (the "Company") will be held at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C. on September 19, 2001 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 12 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 2001 (Item No. 2).

    3. Approval of an amendment of the Nonemployee Director Stock Incentive Plan of the Company to make available for grant an additional 90,000 shares of Common Stock and extend the term of the plan. (Item No.
       3).

    4. Consideration of one stockholder proposal as described in the accompanying Proxy Statement (Item No. 4).

    5. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on July 31, 2001 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                             Jennifer C. McGarey
                                                  Secretary

  If you do not expect to attend the meeting in person, please sign and date the accompanying proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 19, 2001

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of US Airways Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Washington, D.C. on September 19, 2001. Enclosed with this Proxy Statement is a notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is August 17, 2001.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Stockholders of record at the close of business on July 31, 2001 (the "Record Date") are entitled to vote at the meeting. On July 31, 2001 the Company had outstanding 67,070,353 shares of Common Stock. Each share of Common Stock is entitled to one vote, except as set forth below. From time to time, the voting power of the Common Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign Ownership Restrictions limit the voting power of any Common Stock and the Company expects that the holders thereof will be entitled to their full voting power at the annual meeting.

Required Votes

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required (i) to ratify the Board of Directors' appointment of KPMG LLP as the Company's independent public accountants for 2001 (Item No. 2), (ii) to approve an increase in the number of shares of Common Stock available under the Nonemployee Director Stock Incentive Plan of the Company and to extend the term of the plan (Item No. 3), and (iii) to approve the stockholder proposal regarding cumulative voting (Item No. 4).

Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. With respect to Items No. 2 and No. 3, broker non-votes will be treated as votes against the proposal. With respect to Item No. 4, however, broker non-votes will be deemed shares of stock not entitled to vote on such proposal and will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock beneficially owned by all directors, nominees for director and executive officers of the Company (or its principal operating subsidiary, US Airways, Inc. ("US Airways")) as of July 31, 2001. Information with respect to beneficial ownership is based upon information furnished by each director, nominee for director and executive officer of the Company. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                 Number of       Percent of
       Owner                                      Shares          Class(1)
       -----                                     ---------       ----------
Directors and Nominees for Director
 Mathias J. DeVito............................       9,500(2)
 Rakesh Gangwal...............................   2,089,462(3)       3.1%
 Peter M. George..............................       4,370(4)
 Robert L. Johnson............................       7,133(5)
 Robert LeBuhn................................      28,788(2)(6)
 John G. Medlin, Jr...........................      12,500(2)
 Hanne M. Merriman............................       9,000(2)
 Thomas H. O'Brien............................       5,375(4)
 Hilda Ochoa-Brillembourg.....................      19,132(4)(7)
 Richard B. Priory............................       4,171(4)
 Raymond W. Smith.............................      12,465(2)
 Stephen M. Wolf..............................   2,523,141(8)       3.8%
Executive Officers
 Lawrence M. Nagin............................     384,822(9)
 B. Ben Baldanza..............................     126,480(10)
 Thomas A. Mutryn.............................     152,026(11)
 20 directors and executive officers of the
 Company as a group............................  5,823,863(12)      8.7%

--------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and are based on shares of Common Stock outstanding on July 31, 2001.
 (2) These holdings include 7,500 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
 (3) Mr. Gangwal's holdings include 93,750 shares of Common Stock which are subject to certain restrictions ("Restricted Stock") and 1,475,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
 (4) These holdings include 3,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
 (5) These holdings include 4,500 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
 (6) These holdings include 10,000 shares of Common Stock held in trust.
 (7) These holdings include 14,000 shares of Common Stock held jointly by Ms. Ochoa-Brillembourg and her spouse.
 (8) Mr. Wolf's holdings include 75,000 shares of Restricted Stock and 1,825,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
 (9) Mr. Nagin's holdings include 20,625 shares of Restricted Stock and 300,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
(10) Mr. Baldanza's holdings include 30,000 shares of Restricted Stock and 90,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
(11) Mr. Mutryn's holdings include 38,749 shares of Restricted Stock and 100,000 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.
(12) All directors' and executive officers' holdings include 357,499 shares of Restricted Stock and 4,129,500 shares of Common Stock issuable within 60 days of July 31, 2001 upon exercise of stock options.

Set forth below are the number of options and units of phantom stock of the Company ("Deferred Stock Units") held by each director pursuant to the director compensation programs. See "Compensation of Directors" below. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

                                             Number of       Number of Director
   Owner                                Deferred Stock Units  Stock Options(1)
   -----                                -------------------- ------------------
   Directors
      Mathias J. DeVito................      10,569.29             7,500
      Rakesh Gangwal...................         -0-                 -0-
      Peter M. George..................       1,000.00             3,000
      Robert L. Johnson................       1,500.00             4,500
      Robert LeBuhn....................       9,611.38             7,500
      John G. Medlin, Jr. .............       9,685.42             7,500
      Hanne M. Merriman................       6,739.13             7,500
      Thomas H. O'Brien................       1,000.00             3,000
      Hilda Ochoa-Brillembourg.........       1,000.00             3,000
      Richard B. Priory................       1,000.00             3,000
      Raymond W. Smith.................       5,194.78             7,500
      Stephen M. Wolf..................         -0-                 -0-

--------
(1) The holdings for Messrs. DeVito, LeBuhn, Medlin and Smith and Ms. Merriman include 7,500 shares of Common Stock issuable within 60 days of July 31, 2001 upon the exercise of stock options. The holdings for Mr. Johnson include 4,500 shares of Common Stock issuable within 60 days of July 31, 2001 upon the exercise of stock options. The holdings for Messrs. George, O'Brien and Priory and Ms. Ochoa-Brillembourg include 3,000 shares of Common Stock issuable within 60 days of July 31, 2001. These options are also reflected in the Beneficial Security Ownership table on page 2.

  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of July 31, 2001, more than 5% of its Common Stock are listed below:

                                                                  Percent
                    Name and address         Amount and nature       of
     Title of Class of beneficial owner   of beneficial ownership Class(1)
     -------------- -------------------   ----------------------- --------
     Common Stock   Morgan Stanley               4,019,551(2)       5.99%
                    Dean Witter &
                    Co.
                    1585 Broadway
                    New York, New
                    York 10036
     Common Stock   Tiger Management            16,512,700(3)      24.62%
                    LLC
                    Tiger
                    Performance LLC
                    101 Park Avenue
                    New York, New
                    York 10178

--------
(1) Represents percentage of shares of Common Stock outstanding on July 31, 2001.
(2)As set forth in a Schedule 13G, dated January 31, 2001, as of December 31, 2000.
(3)As set forth in a Schedule 13G, dated January 26, 2001, as of December 31, 2000.

                      ELECTION OF DIRECTORS (Item No. 1)

  Pursuant to the by-laws of the Company, the Board of Directors consists of 12 members. All of the directors were elected in May, 2000 by the stockholders of the Company. Each director of the Company is also a director of the Company's principal operating subsidiary, US Airways. Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
Mathias J. DeVito, 70... Mr. DeVito is Chairman Emeritus of The Rouse       1981
                         Company (real estate development and manage-
                         ment). He serves as a Director of Mars Supermar-
                         kets, Inc., AfterHours Formalwear, Inc. and
                         Sitel Corporation. He is a member of the Board
                         of the Maryland Institute, College of Art, and
                         former Chairman of the Greater Baltimore Commit-
                         tee. Mr. DeVito is Chairman of the Human Re-
                         sources Committee and a member of the Executive
                         and Safety Committees of the Board of Directors.

Rakesh Gangwal, 48...... Mr. Gangwal became President and Chief Executive   1996
                         Officer of the Company on November 18, 1998 and
                         President and Chief Executive Officer of US Air-
                         ways on May 20, 1998. Mr. Gangwal had been Pres-
                         ident and Chief Operating Officer of the Company
                         and US Airways since February 19, 1996. Prior
                         thereto, Mr. Gangwal had served as Executive
                         Vice President--Planning and Development of Air
                         France since November 1994. Mr. Gangwal previ-
                         ously served in a variety of management roles at
                         United Air Lines, Inc. over an eleven-year peri-
                         od, culminating in the role of Senior Vice Pres-
                         ident--Planning. Mr. Gangwal is a Director of
                         Boise Cascade Corporation.
Peter M. George, 57..... Mr. George was, until he retired in August 2000,   1998
                         Vice Chairman and Chief Executive Officer of
                         Hilton Group PLC (hotel and gaming industries)
                         and held such position since 1994. Mr. George
                         also serves as a Director of the Hilton Hotels
                         Corporation and Magna Entertainment Corporation.
                         Mr. George is a member of the Nominating and
                         Human Resources Committee of the Board of
                         Directors.
Robert L. Johnson, 55... Mr. Johnson is the Chairman and Chief Executive    1998
                         Officer of BET Holdings, Inc., a subsidiary of
                         Viacom Inc. (media-entertainment holding compa-
                         ny). Mr. Johnson also serves as a Director of
                         the Hilton Hotels Corporation, The United Negro
                         College Fund, the National Cable and Telecommu-
                         nications Association, the American Film Insti-
                         tute, General Mills Corporation, and Gerald Ste-
                         vens Corporation. He is a member of the Audit
                         and Nominating Committees of the Board of Direc-
                         tors.

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
Robert LeBuhn, 69....... Mr. LeBuhn is a private investor and is a Direc-   1966
                         tor of Cambrex Corporation and Enzon, Inc. He is
                         Trustee and Chairman of the Geraldine R. Dodge
                         Foundation, Morristown, New Jersey; a trustee
                         and Treasurer of All Kinds of Minds, Chapel
                         Hill, North Carolina; a trustee of Executive
                         Service Corps, Aspen, Colorado; director of The
                         International Research Foundation for Children's
                         Eyecare, Inc., New York and a member of the Na-
                         tional Council of the Aspen Music Festival and
                         School in Aspen, Colorado. He is Chairman of the
                         Safety Committee and a member of the Audit and
                         Executive Committees of the Board of Directors.
John G. Medlin, Jr., 67. Mr. Medlin is Chairman Emeritus and, until         1987
                         April, 1998, was Chairman of the Board of Wacho-
                         via Corporation (bank holding company), a posi-
                         tion he had held since 1988. Mr. Medlin also
                         served as Chief Executive Officer of Wachovia
                         Corporation from 1977 until December 31, 1993.
                         Mr. Medlin is a trustee of The Duke Endowment,
                         the Kenan Institute for Ethics, the National Hu-
                         manities Center, Wake Forest University, the Re-
                         search Triangle Foundation, the Winston-Salem
                         Foundation and a member of the North Carolina
                         Judicial Council. He also is a Director of
                         BellSouth Corporation, Burlington Industries,
                         Inc., Media General, Inc., and R.J. Reynolds To-
                         bacco Holdings, Inc. He is Chairman of the Nomi-
                         nating Committee and a member of the Executive
                         and Human Resources Committees of the Board of
                         Directors.
Hanne M. Merriman, 59... Mrs. Merriman is the Principal in Hanne Merriman   1985
                         Associates (retail business consultants). Mrs.
                         Merriman is a Director of Ameren Corporation,
                         Central Illinois Public
                         Service Company, State Farm Mutual Automobile
                         Insurance Company, The Rouse Company, Ann Taylor
                         Stores Corporation, T. Rowe Price Mutual Funds,
                         and Finlay Enterprises, Inc. She is a member of
                         the National Women's Forum and a Director of
                         Children's Hospital Foundation. She was a member
                         of the Board of Directors of the Federal Reserve
                         Bank of Richmond, Virginia from 1984-1990 and
                         served as Chairman in 1989-1990. Mrs. Merriman
                         is Chairman of the Audit Committee and is a mem-
                         ber of the Human Resources and Safety Committees
                         of the Board of Directors.
Thomas H. O'Brien, 64... Mr. O'Brien is Chairman of the Executive Commit-   1999
                         tee of The PNC Financial Services Group, Inc.
                         (diversified financial services) and has held
                         this title since May 2001. He also served as
                         Chairman of the PNC Financial Services Group,
                         Inc. and Chairman of PNC Bank, National Associa-
                         tion and held those combined titles from May
                         2000 to May 2001. He served as Chairman and
                         Chief Executive Officer from June 1988 until May
                         2000. Mr. O'Brien serves as a Director of
                         Verizon Communications, Inc., Viasystems Inc.,
                         BlackRock, Inc. and Hilb, Rogal & Hamilton Com-
                         pany. He also is a board member of the Extra
                         Mile Education Foundation,

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
                         the Carnegie Museums of Pittsburgh, Pittsburgh
                         Opera, University of Pittsburgh, and theBoard of
                         Visitors, University of Pittsburgh's Graduate
                         School of Business. Mr. O'Brien is a member of
                         the Audit and Safety Committees of the Board of
                         Directors.
Hilda Ochoa-             Ms. Ochoa-Brillembourg is President and Chief      1999
 Brillembourg, 57....... Executive Officer of Strategic Investment
                         Management, Emerging Markets Investment
                         Corporation and Emerging Markets Management
                         (investment management), and has held such
                         position since 1987. Prior to that, she was the
                         Chief Investment Officer of the Pension
                         Investment Division at the World Bank. Ms.
                         Ochoa-Brillembourg serves as a Director of World
                         Bank/ International Monetary Fund Credit Union
                         and also the Harvard Management Company. Ms.
                         Ochoa-Brillembourg is also a trustee of the
                         Washington Opera, and the Rockefeller Center for
                         Latin American Studies at Harvard University.
                         She is a member of the Audit and Nominating
                         Committees of the Board of Directors.
Richard B. Priory, 55... Mr. Priory is Chairman of the Board, President     1999
                         and Chief Executive Officer of the Duke Energy
                         Corporation (global energy services). Prior to
                         that, he was President and Chief Operating Offi-
                         cer of Duke Power Company from 1994 until its
                         merger with Pan Energy Corporation in 1997. Mr.
                         Priory joined Duke Power Company in 1976. He is
                         a member of the Board of Directors of the Dana
                         Corporation, and the Foundation of the Univer-
                         sity of North Carolina at Charlotte. Mr. Priory
                         is a member of the Nominating and Safety Commit-
                         tees of the Board of Directors.
Raymond W. Smith, 63.... Mr. Smith is the founding partner of Arlington     1990
                         Capital Partners. He is also Chairman of Roths-
                         child North America, Inc. (international invest-
                         ment banking) and Chairman of Bell Atlantic Ven-
                         tures. Prior to that he was Chairman of the
                         Board and Chief Executive Officer of Bell Atlan-
                         tic Corporation from 1989 until December 1998.
                         Previously, Mr. Smith had served as Vice Chair-
                         man and President of Bell Atlantic and Chairman
                         of The Bell Telephone Company of Pennsylvania.
                         He is a trustee of Carnegie Mellon University
                         and the Lincoln Center Theater and serves on the
                         boards of Carnegie Corporation and Stonebridge
                         Technologies, Inc. He is a member of the Execu-
                         tive and Human Resources Committees of the Board
                         of Directors.

                                                                      Served as
                                                                      director
                                                                        since
                                                                      ---------
Stephen M. Wolf,     Mr. Wolf is Chairman of the Board of Directors     1996
 60................. of the Company and US Airways and was first elected to those positions in January 1996. Mr.
                     Wolf also served as Chief Executive Officer of
                     the Company from January 1996 until November
                     1998, and as the Chief Executive Officer of US
                     Airways from January 1996 until May 1998. Imme-
                     diately prior to joining US Airways, Mr. Wolf
                     was a senior advisor to the investment bank La-
                     zard Freres & Co. Mr. Wolf was Chairman and
                     Chief Executive Officer of UAL Corporation and
                     United Air Lines, Inc. from December 1987 until
                     July 1994. Mr. Wolf is a Director of Philip Mor-
                     ris Companies, Inc., R.R. Donnelley & Sons Co.,
                     The Brookings Institution, Georgetown University
                     and the World Wildlife Fund. Mr. Wolf is also
                     Chairman of the Executive Committee.

Committees and Meetings of the Board of Directors

  The Board of Directors of the Company held fourteen meetings in 2000. The Board of Directors has established the following standing committees: Audit Committee, Executive Committee, Human Resources Committee, Nominating Committee and Safety Committee. During 2000, the Audit Committee held six meetings, the Executive Committee held seven meetings, the Human Resources Committee held seven meetings, the Nominating Committee held one meeting, and the Safety Committee held two meetings.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants,
(3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Human Resources Committee determines the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Human Resources Committee makes recommendations to the Board of Directors concerning the levels of compensation and benefits for the Chairman and the Chief Executive Officer.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 2000, each of the incumbent directors attended 75 percent or more of the total number of meetings of the Board of Directors and of the committees on which the director served.

Compensation of Directors

  The annual retainer and meeting fee payable to non-employee directors in 2000 were $22,000 and $1,000, respectively. Mr. DeVito, Chairman of the Human Resources Committee, Ms. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. LeBuhn, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Pursuant to the terms of the US Airways Group, Inc. Nonemployee Directors Stock Purchase Plan, the directors may elect to receive all or a portion of their retainer and meeting fees in the form of Company stock. Messrs. Wolf and Gangwal receive salaries in their capacities as officers of US Airways and receive no additional compensation as directors of the Company and US Airways.

  The compensation for non-employee directors consists of cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 Deferred Stock Units, both of which vest on the earlier of the completion of their term of office or one year after grant. Using stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company.

  Each director, director's spouse and the director's dependent children are provided free transportation on US Airways and reimbursement for federal and state income taxes incurred thereon. Additionally, these benefits are provided for retired directors. During 2000, non-employee directors received the following benefits under this program: Mathias J. DeVito, $0; Peter M. George, $17,547; Robert L. Johnson, $577; Robert LeBuhn, $50,495; John G. Medlin, Jr., $2,999; Hanne M. Merriman, $16,558; Thomas H. O'Brien, $242; Hilda Ochoa-Brillembourg, $39,646; Richard B. Priory, $454; and Raymond W. Smith, $101.

Certain Relationships and Related Transactions

  Robert L. Johnson has been a member of the Board of Directors of the Company and US Airways since 1998. To address certain potential competitive issues surrounding a proposed merger transaction between the Company and UAL Corporation, to be carried out pursuant to a certain Agreement and Plan of Merger dated as of May 23, 2000, as amended, (Merger Agreement) by and among the Company, UAL Corporation and Yellow Jacket Acquisition Corp., the Company, UAL Corporation and Mr. Johnson entered into a certain Memorandum of Understanding dated May 23, 2000, as amended (Memorandum). The Memorandum contemplated the formation of an entity to acquire certain of the assets of the combined company and the creation of a new regional airline, DC Air. The transactions contemplated in the Memorandum were contingent upon consummation of the merger. The Memorandum terminated on July 27, 2001 concurrent with the termination of the Merger Agreement.

  Pursuant to the terms of the Memorandum, if the Memorandum is terminated for any reason other than solely as a result of a breach by Mr. Johnson, the Company will, upon request of Mr. Johnson, reimburse Mr. Johnson for up to $3 million of his reasonable out-of-pocket expenses incurred in connection with the Memorandum and the transactions contemplated thereby.

Executive Officers

  The executive officers of the Company are: Stephen M. Wolf, Chairman of the Company and US Airways; Rakesh Gangwal, President and Chief Executive Officer of the Company and US Airways; Lawrence M. Nagin, Executive Vice President-- Corporate Affairs and General Counsel of the Company and US Airways; N. Bruce Ashby, Senior Vice President--Corporate Development of US Airways; B. Ben Baldanza, Senior Vice President

--Marketing of US Airways; Michelle V. Bryan, Senior Vice President--Human Resources of US Airways; Alan W. Crellin, Senior Vice President--Customer Service of US Airways; Christopher Doan, Senior Vice President--Maintenance of US Airways; Thomas A. Mutryn, Senior Vice President--Finance and Chief Financial Officer of the Company and US Airways; and Gregory T. Taylor, Senior Vice President--Planning of US Airways. Messrs. Wolf, Gangwal and Nagin joined the Company and US Airways in early 1996. Ms. Bryan joined US Airways in 1983 and was promoted to Senior Vice President, Human Resources in January 1999. Mr. Crellin joined US Airways' predecessor, Pacific Southwest Airlines in 1971, and was promoted to Senior Vice President--Customer Service in March 2000. Mr. Doan joined US Airways in March 1997. Mr. Ashby joined US Airways in April 1996 and became Senior Vice President--Corporate Development in June 1999. Mr. Mutryn joined the Company and US Airways in November 1998. Mr. Taylor joined US Airways in November 1998 and was promoted to Senior Vice President--Planning in June 1999.

Compensation of Executive Officers

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to the individual who served as the Chief Executive Officer during the last fiscal year and the four remaining most highly compensated executive officers of the Company or its subsidiaries as of the last day of the last fiscal year.

                          Summary Compensation Table

                                                     Other        Restricted
   Name and Principal                                Annual          Stock                     LTIP         All Other
        Position          Year  Salary  Bonus(A)  Compensation     Awards(G)     Options(#) Payouts(M)   Compensation(O)
   ------------------     ---- -------- --------- ------------    -----------    ---------- ----------   ---------------
Stephen M. Wolf.........  2000 $600,000 $       0 $ 7,691,036(B)  $ 3,112,500(H)        0    $      0       $ 164,803
 Chairman                 1999 $600,000 $ 600,000 $ 4,325,146(B)  $         0           0    $      0(N)    $ 208,593
                          1998 $580,000 $ 580,000 $ 4,236,052(B)  $10,883,964(H)  525,000         --        $ 198,900
Rakesh Gangwal..........  2000 $675,000 $       0 $ 7,478,724(C)  $ 3,815,625(I)        0    $      0       $ 160,666
 President and Chief      1999 $675,000 $ 675,000 $ 1,912,405(C)  $         0           0    $      0(N)    $ 183,261
 Executive Officer        1998 $566,538 $ 566,538 $ 2,900,620(C)  $10,946,813(I)  625,000         --        $ 162,660
Lawrence M. Nagin.......  2000 $410,000 $       0 $   890,529(D)  $   705,938(J)        0    $      0       $ 134,872
 Executive Vice           1999 $390,577 $ 425,000 $   488,638(D)  $   548,750(J)        0    $186,827       $ 191,666
 President--              1998 $373,846 $ 432,000 $   558,081(D)  $   499,226(J)   30,000         --        $ 132,046
 Corporate Affairs and
 General Counsel
B. Ben Baldanza.........  2000 $375,000 $ 333,333 $    17,997(E)  $         0           0    $      0       $ 730,963
 Senior Vice President--  1999 $109,615 $ 372,000 $    24,491(E)  $ 1,080,000(K)   90,000    $ 62,000       $  73,540
 Marketing
Thomas A. Mutryn........  2000 $375,000 $       0 $    51,172(F)  $   894,375(L)        0    $      0       $  97,252
 Senior Vice President--  1999 $337,308 $ 375,000 $    61,254(F)  $   411,563(L)        0    $111,600       $  96,155
 Finance and Chief        1998 $ 34,615 $ 117,000 $    26,998(F)  $   823,594(L)  100,000         --        $  34,933
 Financial Officer

--------
(A) Incentive awards reflected for the years 1999 and 1998 were earned in 1999 and 1998 but paid in 2000 and 1999, respectively. Mr. Baldanza's incentive award for the year 2000 was earned and paid in 2000. Mr. Baldanza's bonus for 1999 includes a signing bonus of $100,000.
(B) Amount disclosed for 2000 includes $7,620,370 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways, $18,000 paid for automobile expenses, $7,029 paid for tax and financial planning services and $45,637 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $4,306,356 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways, $18,000 paid for automobile expenses and $790 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1998 includes $4,059,141 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways, $75,000 in living expenses reimbursed for 1998 and $60,191 paid for tax liability on such amount and $2,219 in income and tax liability payments related to personal travel provided by US Airways.
(C) Amount disclosed for 2000 includes $7,201,902 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreements with US Airways, $197,308 in accrued compensation-related benefits and $41,514 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $1,892,007 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreement with US Airways, $18,000 paid for automobile expenses and $2,398 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1998 includes $2,840,177 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreement with US Airways, $18,000 paid for automobile expenses, $1,509 in income and tax liability payments related to personal travel provided by US Airways and $40,934 paid for tax liability related to moving expenses.

                      (notes continued on following page)

(D) Amount disclosed for 2000 includes $720,019 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreements with US Airways, $126,942 in accrued compensation-related benefits and $14,668 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $451,045 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreement with US Airways, $9,000 paid for automobile expense, $10,059 in income and tax liability payments related to personal travel provided by US Airways and $16,134 paid for tax liability related to moving expense. Amount disclosed for 1998 includes $546,799 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreement with US Airways, $9,000 paid for automobile expenses and $1,982 in income and tax liability payments related to personal travel provided by US Airways.
(E) Amount disclosed for 2000 includes $14,423 in accrued compensation-related benefits, $2,242 in income and tax liability payments related to personal travel provided by US Airways and $1,332 for tax liability related to moving expenses. Amount disclosed for 1999 reflects $24,491 paid for tax liability related to moving expenses.
(F) Amount disclosed for 2000 includes $28,846 in accrued compensation-related benefits and $22,326 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $20,186 in income and tax liability payments related to personal travel provided by US Airways and $41,068 paid for tax liability related to moving expense. Amount disclosed for 1998 includes $7,198 in income and tax liability payments related to personal travel provided by US Airways and $19,800 paid for tax liability related to moving expense.
(G) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Baldanza and Mutryn on December 31, 2000, and the respective value based on the fair market value of the stock on such date ($40.5625) were, respectively: Mr. Wolf--100,000 shares, $4,056,250; Mr.
    Gangwal--93,750 shares, $3,802,734; Mr. Nagin--20,625 shares, $836,602;
    Mr. Baldanza--30,000 shares, $1,216,875; and Mr. Mutryn--38,749 shares, $1,571,756. The Restricted Stock is entitled to the same dividends payable on outstanding shares of Common Stock.
(H) Amount disclosed for 2000 reflects an award of 100,000 shares of Restricted Stock effective January 18, 2000, vesting 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 29,721 shares of Restricted Stock effective March 9, 2000, vesting immediately, based on the closing price ($20.1875) on the grant date. Amount disclosed for 1998 reflects an award of 28,621 shares of Restricted Stock effective January 21, 1998, scheduled to vest on January 20, 2001, based on the closing price ($63.75) on the grant date; and an award of 15,625 shares of Restricted Stock effective May 11, 1998, vesting immediately, based on the closing price ($64.00) on the grant date. In addition, in connection with a new long term employment arrangement between US Airways and Mr. Wolf, Mr. Wolf received an award of 150,000 shares of Restricted Stock effective November 16, 1998, scheduled to vest ratably on each of the four anniversaries of the grant date, based on the closing price ($47.0625) on the grant date. The amount disclosed for 1998 also includes an award of 18,735 shares of Restricted Stock effective March 16, 1999, vesting immediately, based on the closing price ($53.375) on the grant date.
(I) Amount disclosed for 2000 reflects an award of 125,000 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 33,437 shares of Restricted Stock effective March 9, 2000, vesting immediately, based on the closing price ($20.1875) on the grant date. Amount disclosed for 1998 reflects an award of 37,450 shares of Restricted Stock effective January 21, 1998, scheduled to vest on January 20, 2001, based on the closing price ($63.75) on the grant date; and an award of 7,813 shares of Restricted Stock effective May 11, 1998, vesting immediately, based on the closing price ($64.00) on the grant date. In addition, in connection with a new long term employment arrangement between US Airways and Mr. Gangwal, Mr. Gangwal received an award of 150,000 shares of Restricted Stock effective November 16, 1998, with 30,000 shares scheduled to vest on November 16, 2000 and November 16, 2001, respectively, and 45,000 shares scheduled to vest on November 16, 2002 and November 16, 2003, respectively based on the closing price ($47.0625) on the grant date. The amount disclosed for 1998 also includes an award of 18,735 shares of Restricted Stock effective March 16, 1999, vesting immediately, based on the closing price ($53.375) on the grant date.
(J) Amount disclosed for 2000 reflects an award of 17,500 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 10,000 shares of Restricted Stock, effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date. Amount disclosed for 1998 reflects an award of 7,831 shares of Restricted Stock, effective January 21, 1998, vesting on January 20, 2001, based on the closing price ($63.75) on the grant date.
(K) Amount disclosed for 1999 reflects an award of 40,000 shares of Restricted Stock, effective September 10, 1999, vesting 25% on each of September 10, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($27.00) on the grant date.

                      (notes continued on following page)

(L) Amount disclosed for 2000 reflects an award of 25,000 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 7,500 shares of Restricted Stock, effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date. Amount disclosed for 1998 reflects an award of 17,500 shares of Restricted Stock, effective November 16, 1998, vesting 16.67% on November 16, 1998 and the five succeeding anniversaries of the grant date, based on the closing price ($47.0625) on the grant date.
(M) Long Term Incentive Plan (LTIP) payments reflected for the year 1999 were earned for the period 1997-1999 but paid in 2000.
(N) Messrs. Wolf and Gangwal declined to accept payments from the US Airways Group, Inc. Long Term Incentive Plan for the performance period ending with fiscal year 1999.
(O) As further described herein, amounts disclosed include the value of benefits under the US Airways officer split dollar life insurance program, contributions to the defined contribution pension plans, and a special compensation payment to Mr. Baldanza. Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to executive officers, with US Airways paying the premium associated with this coverage. Based on life expectancy and other assumptions, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued in 2000, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the executives, plus the dollar value of premiums paid by US Airways with respect to the insurance. Mr. Wolf--$40,745; Mr. Gangwal--$41,401; Mr. Nagin--$32,653; Mr. Baldanza--$19,085; and Mr. Mutryn--$27,778. During 2000, US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Baldanza and Mutryn, in certain defined contributions plans, in the following amounts, respectively: $124,058; $119,265; $102,219; $42,543, $69,474. In addition, US Airways made a special compensation payment to Mr. Baldanza in the amount of $669,335. Future compensation that would otherwise become payable to Mr. Baldanza will be offset by the full amount of such payment.

Stock Option Grants in Last Fiscal Year

  The following table provides information on stock option grants in 2000 to the named executive officers.

                                          Percent of Total
                         Number of Shares Options Granted  Exercise             Grant Date
                            Underlying      to Employees   or Base  Expiration Present Value
          Name            Option Granted      in 2000       Price      Date          $
          ----           ---------------- ---------------- -------- ---------- -------------
Stephen M. Wolf.........         0                0%         N/A       N/A          N/A
Rakesh Gangwal..........         0                0%         N/A       N/A          N/A
Lawrence M. Nagin.......         0                0%         N/A       N/A          N/A
B. Ben Baldanza.........         0                0%         N/A       N/A          N/A
Thomas A. Mutryn........         0                0%         N/A       N/A          N/A

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 2000. A portion of the unexercised options held by the officers were in-the-money based on the fair market value of the Common Stock on December 31, 2000 ($40.5625).

                                                                                          Value of
                                                                Number of                Unexercised
                                                               Unexercised              In-the-Money
                                                            Options/SAR's at          Options/SAR's at
                                                              Year End (#)              Year-End ($)
                         Shares Acquired Value Realized ------------------------- -------------------------
    Name                 on Exercise (#)       $        Exercisable Unexercisable Exercisable Unexercisable
    ----                 --------------- -------------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........         0            $ 0        1,825,000         0      $36,887,500      $ 0
Rakesh Gangwal..........         0            $ 0        1,475,000         0       21,834,375        0
Lawrence M. Nagin.......         0            $ 0          300,000         0        6,463,125        0
B. Ben Baldanza.........         0            $ 0           90,000         0        1,167,188        0
Thomas A. Mutryn........         0             $0          100,000         0                0        0

         Long-Term Incentive Plan--Basis of Awards in Last Fiscal Year

                                            Performance
                                             or other   Estimated future payouts
                                              period     under non-stock price-
                                               until         based plans(2)
                                            maturation  ------------------------
                                                or      Threshold Target Maximum
                   Name                      payout(1)     (%)     (%)     (%)
                   ----                     ----------- --------- ------ -------
Stephen M. Wolf............................  1998-2000       0     220     440
Rakesh Gangwal.............................  1998-2000       0     220     440
Lawrence M. Nagin..........................  1998-2000       0      80     160
B. Ben Baldanza............................  1998-2000       0      80     160
Thomas A. Mutryn...........................  1998-2000       0      80     160

--------
(1) Awards for this cycle are determined based upon the Company's pre-tax margin as compared to the pre-tax margin of selected competitors.
(2) Awards are stated as a percentage of the officer's base annual salary. Actual awards paid for the performance period are listed in the "LTIP Payout" column in the Summary Compensation Table on page 10. No payments were made from the plan for the performance period 1998-2000.

Retirement Benefits

  US Airways previously maintained a defined benefit retirement plan (Retirement Plan) for its salaried employees which provided noncontributory benefits based upon years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. Under the Retirement Plan, benefits were generally payable commencing at age of 65. However, the Retirement Plan provided reduced early retirement benefits commencing as early as age 55. Benefits under the Retirement Plan were integrated with the Social Security program.

  US Airways also maintained an unfunded supplemental retirement plan (Supplemental Plan) which provided those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Internal Revenue Code (Code), were not permitted to be funded or paid through the Retirement Plan.

  None of the named executive officers participate in the Retirement Plan or the Supplemental Plan. However, Messrs. Wolf, Gangwal, Nagin, Baldanza and Mutryn have entered into agreements which provide for the payment of the same supplemental retirement benefits as would have been payable had they participated in the Retirement Plan and the Supplemental Plan. The benefits under the supplemental retirement arrangements are based on the greater of $1,000,000 or actual salary and bonus for Mr. Wolf, the greater of actual salary and bonus or base salary and assumed maximum bonus for Mr. Gangwal, base salary and assumed maximum bonus for Mr. Nagin, and base salary and assumed target bonus paid for Messrs. Baldanza and Mutryn. The benefits payable to Messrs. Wolf, Gangwal and Nagin are subject to an offset for benefits payable under the tax-qualified and non-qualified defined contribution plan retirement program. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf-30 years, Mr. Gangwal-25 years, Mr. Nagin-20 years, Mr. Baldanza-1 year and Mr. Mutryn-2 years.

  The following table presents the noncontributory benefits payable per year for life to employees under the Retirement Plan and the Supplemental Plan, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.


                                                  Credited Service
                                    --------------------------------------------
Final Average Earnings              10 Years 15 Years 20 Years 25 Years 30 Years
----------------------              -------- -------- -------- -------- --------
$  250,000......................... $ 54,470 $ 81,706 $108,941 $136,176 $148,676
   500,000......................... $114,470 $171,706 $228,941 $286,176 $311,176
   750,000......................... $174,470 $261,706 $348,941 $436,176 $473,676
 1,000,000......................... $234,470 $351,706 $468,941 $586,176 $636,176
 1,250,000......................... $294,470 $441,706 $588,941 $736,176 $798,676
 1,500,000......................... $354,470 $531,706 $708,941 $886,176 $961,176

  The values reflected in the above chart represent the application of the Retirement Plan and Supplemental Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table.

Employment Arrangements

  Under his employment arrangements with the Company and US Airways, Mr. Wolf is entitled to an annual base salary of not less than $600,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Under the plan, Mr. Wolf may receive a bonus of 100% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 200% of base salary. Mr. Wolf is also eligible for a bonus of 220% of his average annual base salary from the Company's Long Term Incentive Plan (LTIP) if certain target results are achieved during the performance period, which may be increased to a maximum bonus of 440% for results exceeding the target. Mr. Wolf declined to accept payment from the LTIP for the performance period ending with fiscal year 1999 and no amount was payable from the LTIP for the performance period ending with fiscal year 2000.

  Under his employment agreement with the Company and US Airways, Mr. Gangwal is entitled to an annual base salary of not less than $675,000. In addition, Mr. Gangwal is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Mr. Gangwal may receive a bonus of 100% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 200% of his base salary. Mr. Gangwal also may receive a bonus of 220% of his average annual base salary if the Company achieves its target objectives during the performance period under the LTIP, which may be increased up to a maximum of 440% of his average annual base salary for results exceeding the target. Mr. Gangwal declined to accept payment from the LTIP for the performance period ending with fiscal year 1999 and no amount was payable from the LTIP for the performance period ending with fiscal year 2000.

  Under his employment arrangements with US Airways, Mr. Nagin is entitled to annual base salary of not less than $410,000. Messrs. Nagin, Baldanza and Mutryn are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Messrs. Nagin, Baldanza and Mutryn may each receive a bonus of 60% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 120% of his base salary. Messrs. Nagin, Baldanza and Mutryn are each also eligible for a bonus under the LTIP of 80% of his average annual base salary if the Company achieves its target objectives which may be increased up to a maximum of 160% of his average annual base salary for results exceeding target. Mr. Baldanza's employment arrangement provides that he is entitled to minimum incentive payments under the Incentive Compensation Plan and the LTIP aggregating no less than

$1 million during the period 1999-2001. No amount was payable from the LTIP for the performance period ending with the fiscal year 2000.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin are entitled to reimbursement of fees for certain tax and financial planning advice.

Arrangements Concerning Termination of Employment and Change of Control

  Consistent with the practice in the industry, US Airways has entered into employment contracts (Employment Contracts) with Messrs. Wolf, Gangwal and Nagin (Executives). The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof for Mr. Wolf, and the third anniversary thereof for Messrs. Gangwal, and Nagin, or the Executive's normal retirement date, and are subject to automatic one-year annual extensions on each anniversary date unless advance written notice is given by US Airways. In exchange for each Executive's commitment to devote his full business efforts to US Airways, the agreements provide that each Executive will be re-elected to his current position and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth or third anniversary, as applicable, of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should US Airways or any successor fail to re-elect the Executive to his or her position, assign the Executive to duties which result in a diminution in the Executive's position, duties, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, relocate the Executive in violation of the Employment Contract, fail to require any successor to US Airways to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, US Airways or its successor would be required to pay the Executive a lump sum equal to (i) his annual base salary for the then remaining term of the Employment Contract, in the case of Mr. Wolf, or (ii) three years' base salary in the case of Messrs. Gangwal and Nagin, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract in the case of Mr. Wolf and for 3 years in the case of Messrs. Gangwal and Nagin. If the breach follows a change of control, the Executive would be entitled to receive (i) a lump sum payment equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, and (ii) continuation of his pension, health insurance, travel and certain other welfare and fringe benefits for the then remaining term of the Executive's Employment Contract in the case of Mr. Wolf and for 3 years in the case of Messrs. Gangwal and Nagin. In addition, during the 30-day period immediately following the first anniversary of a change of control, the Executive may elect to terminate his Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that the Executive shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, the Executive would receive the same after-tax amount he would have received had no excise tax been imposed under
Section 4999 of the Code.

  Messrs. Wolf's, Gangwal's and Nagin's benefits under the supplemental retirement agreement described on pages 13-14 will vest immediately upon a change of control, a termination of employment without cause or upon resignation for good reason. Certain of Messrs. Wolf's, Gangwal's and Nagin's restricted stock will vest immediately upon a change of control or his death or disability. All of Messrs. Wolf's, Gangwal's and Nagin's stock options vest immediately upon a change of control. In addition, certain of Messrs. Wolf's, Gangwal's and Nagin's restricted stock will vest immediately upon termination of employment resulting from a change of control or his death or disability.

  The Company has also entered into severance agreements (Severance Agreement) with Messrs. Baldanza and Mutryn.

  The Severance Agreement extends until the earlier of the severance of their employment, or their retirement date. Pursuant to the terms of his Severance Agreement, if following a change of control, US Airways should assign him duties which are inconsistent with his position, authorities, duties or responsibilities, fail to compensate him in accordance with the terms of his Severance Agreement, require relocation under certain circumstances, fail to require any successor to US Airways to comply with the Severance Agreement or otherwise terminate his employment in violation of his Severance Agreement, he may elect to treat such failure as a breach of the Severance Agreement if he then terminates his employment.

  Under such circumstances Messrs. Baldanza or Mutryn will be entitled to receive (i) a lump sum payment equal to the product of three times the sum of his annual salary plus annual bonus, (ii) certain health insurance benefits,
(iii) travel benefits for his life; and (iv) continuation of certain other benefits during the remainder of the three year period following the change of control. The Severance Agreement provides that Messrs. Baldanza and Mutryn shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of his rights under the Severance Agreement. The Severance Agreement further provides that any payments he receives in the event of termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Messrs. Baldanza or Mutryn would receive the same after-tax amount he would have received had no excise tax been imposed under
Section 4999 of the Code.

  Messrs. Baldanza's and Mutryn's benefits under the supplemental retirement agreement will vest immediately upon a change of control or upon resignation for good reason.

  Currently, under the Company's 1996 Stock Incentive Plan (1996 Plan), pursuant to which employees of the Company and its subsidiaries have been awarded stock options with respect to Common Stock and shares of restricted stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of restricted stock to vest.

  In addition under the terms of the LTIP, upon the occurrence of a change in control, as defined, each participant in the LTIP will be entitled to receive a payment with respect to each performance period that has not been completed equal to the amount that would have been paid with respect to such performance period if the performance factors for such period had been achieved at the target level.

  For purposes of all of the foregoing plans and agreements other than the LTIP and certain grants of restricted stock under the 1996 Plan, a change of control occurred on October 12, 2000 upon stockholder approval of the Merger Agreement. Accordingly, among other things, (1) during the 30-day period immediately following the first anniversary of such change of control (the "Window Period"), each of Messrs. Wolf, Gangwal and Nagin may elect to terminate his Employment Contract for any reason and receive the liquidated damages described above, (2) the benefits of the named executive officers under their respective supplemental retirement agreements vested immediately upon such change of control, (3) certain of Messrs. Wolf's, Gangwal's and Nagin's restricted stock vested immediately upon such change of control and certain additional shares will vest upon termination of employment during the Window Period, (4) all stock options held by the named executive officers vested immediately upon such change of control and (5) Messrs. Baldanza and Mutryn will be entitled to benefits, as described above, under the Severance Agreements if they terminate employment following a breach thereof by US Airways. For purposes of the LTIP and the restricted stock grants referred to in the first sentence of this paragraph, a change of control did not occur upon stockholder approval of the UAL Corporation merger transaction and would only occur upon the consummation of a merger transaction.


  In connection with certain tax planning matters related to the UAL Corporation acquisition and at the request of UAL Corporation, during 2000 Messrs. Gangwal, Nagin, Baldanza and Mutryn agreed to accept pre-payment of certain amounts that would otherwise have been payable in 2001. In connection with those agreements, the Company agreed to indemnify those individuals for any losses (including any increase in tax liabilities) they incur as a result of their agreement to accept such accelerated payment.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the committee in establishing executive compensation during 2000.

Committee Approach to Compensation

  In determining the principal components of executive compensation, the Committee, in consultation with an independent compensation consultant, considers the following factors: (a) Company performance, both year over year and in comparison to other companies within the airline industry; (b) the individual performance of the executive; (c) comparative compensation studies;
(d) historical compensation levels at the Company; and (e) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management.

  The Committee reviews the compensation levels for peer-level positions of premier companies of similar size to the Company, as well as at other major domestic passenger airlines, including, but not limited to, American Airlines Inc. ("American"), Continental Airlines, Inc. ("Continental"), Delta Air Lines, Inc. ("Delta"), Northwest Airlines, Inc. and United Air Lines, Inc. ("United"). Two of these airlines are included in the S & P Airline Index used in the Performance Graph.

  Generally, the Committee reviews airline compensation survey data and base salary is targeted to be at or below median levels for the named executive officers. However, stock awards and long-term incentive compensation, and consequently total compensation, are targeted to link a significant portion of each executive officer's compensation to the performance of the Company's stock, thereby increasing shareholder value.

Components of Executive Compensation

  Base Salary. Base salaries are reviewed annually, in connection with promotions and when responsibilities for the position are changed. Given the Company's continuing need to reduce business costs in order to compete with low fare competitors, the Committee's executive compensation approach is to maintain base salaries at or below the industry median.

  Annual Cash Incentive Compensation. The Committee adopted and administers the Incentive Compensation Plan (the "ICP plan"). All officers, including the named executive officers, and certain other key management employees of the Company are eligible to participate in the ICP plan. The ICP plan provides for the payment of both incentive and discretionary awards. The incentive awards are based upon the Company achieving a performance objective, which is set by the Committee annually. The Committee also establishes target percentages for each executive. The target awards for the executive officers range from 50% to 60% of base salary for Senior Vice Presidents to 60% for Executive Vice Presidents, and 100% of base salary for the Chief Executive Officer and for the Chairman. If the Company's objective is exceeded, then the incentive award may also be increased up to a maximum amount of double the target percentage, or 100% to 200% of base salary. The Committee retains the discretion to adjust any award based on individual performance. The Committee also retains the discretion to pay a discretionary award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive award when circumstances are appropriate for such discretionary awards.

  For the 1999 fiscal year, the Committee set as the Company's target objective a stated percentage "Operating Margin." While the Company was unable to reach its performance objectives because of a number of factors, the Committee authorized a discretionary award for 1999 to be paid in recognition of the significant effort exhibited during that year by the participants in the ICP plan in order to establish a platform for the future growth and long-term success of the Company.

  For the 2000 fiscal year, the Committee again set as the Company's target objective a stated percentage of "Operating Margin." Since the Company was unable to attain its performance objectives for a number of reasons, no ICP awards were made for fiscal year 2000 to officers.

  Long Term Cash Incentive Compensation. During 1998, the Board of Directors adopted a long term cash incentive compensation plan ("LTIP"). The LTIP was deemed necessary to hire and retain high performance executives. The purpose of the LTIP is to tie a portion of total compensation to operating results over a longer time period. With this overall compensation approach, the Committee believes it will more closely align executive compensation with Company performance while enabling the Company to recruit and retain talented executives with attractive total compensation packages.

  In the first two performance periods ending with fiscal year 1999 and 2000, the Committee set as the Company's objective the weighted average pre-tax adjusted margin of selected competitors. The target award percentage for executive officers under the LTIP ranges from 70% to 80% of average annual base salary for Senior Vice Presidents, 80% of average base salary for Executive Vice Presidents and 220% of average annual base salary for the Chief Executive Officer and the Chairman.

  For the first performance period ending with fiscal year 1999, the LTIP paid out at 62% of the target percentage established by the Committee based upon the Company's pre-tax adjusted margin. However, both the Chairman and the Chief Executive Officer declined to accept payments for the performance period ending with fiscal year 1999.

  For the second performance period ending with fiscal year 2000, the Company failed to achieve the minimum threshold required for payments from the LTIP. Accordingly, no payments will be made from the LTIP for the 1998-2000 performance period.

  Stock Options. The executive officers of the Company participate in the Company's 1996 Stock Incentive Plan (the "1996 Plan") which is administered by the Committee. The Committee is authorized to grant options under the 1996 Plan at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant. The Committee is also authorized under the terms of the 1996 Plan to grant awards of restricted stock. The Committee sets the long-term incentive compensation for its executive officers above the median of the comparison range. The Committee believes that granting stock options and restricted stock to executive officers aligns the executive's interests more closely with those of the stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company's stock. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual and the recommendations of a consultant based on survey data.

  Historically, stock options have generally been granted to officers on an annual basis. In 1996, when Mr. Wolf, as Chairman and Chief Executive Officer, and other executive officers joined the Company, the Committee awarded them sizable grants of stock options and restricted stock in part to induce them to join the Company and also as an incentive to build shareholder value. These grants had vesting schedules over a four-year period. Based on the significant improvement in the performance of the Company during 1997 and 1998, the Committee granted Messrs. Wolf, Gangwal and Nagin additional shares of restricted stock in 1998 (with cliff vesting in the year 2001), while the executive officers also received additional grants of stock options (ratably vesting over a five-year period). Options and restricted stock were also granted to Messrs. Wolf and Gangwal in 1998 in connection with the CEO succession, as described below under "CEO Compensation."

  Consistent with its annual grant philosophy, during 2000, the Committee granted shares of restricted stock to certain executive officers of the Company, including Messrs. Wolf, Gangwal and Nagin and other key management employees. The Committee deemed such awards necessary in order to continue to attract, retain and motivate talented and experienced senior management and other key employees.

  The Committee supports and encourages stock ownership in the Company by its executive officers and in 1998 it promulgated standards regarding levels of ownership by officers. The stock ownership requirement is based on a multiple of base salary and ranges from 200% of base salary for Senior Vice Presidents to 300% of base salary for Executive Vice Presidents and 500% of base salary for the Chief Executive Officer and the Chairman. Options and unvested restricted stock holdings are not included in the executive's holdings for purposes of meeting this standard.

CEO Compensation

  During 1998, the Company and US Airways implemented their plan for Chief Executive Officer succession. Stephen M. Wolf served as Chairman and Chief Executive Officer for US Airways through May 1998 and of the Company through November 1998. During this time period, consistent with the Committee's executive compensation approach, Mr. Wolf's base salary was set well below the industry median. In May 1998, the President and Chief Operating Officer, Rakesh Gangwal, succeeded to the position of President and CEO for US Airways and assumed that role for the Company in November of 1998. Mr. Wolf remains Chairman, continuing in an executive capacity at both US Airways and the Company. In setting the compensation packages for these new positions, it was the Committee's intent to incent and retain Mr. Wolf to remain as an active executive for at least five years while ensuring Mr. Gangwal's retention and succession to the CEO role. In this regard, Mr. Wolf's salary and cash incentive compensation targets were not changed but he was awarded restricted stock and stock option grants with a graduated vesting schedule designed for retention. In connection with becoming the CEO, the Committee increased Mr. Gangwal's base salary, consistent with its overall compensation philosophy. The Committee also granted Mr. Gangwal restricted stock and stock options awards, with a delayed vesting schedule designed to make his total compensation package above-average within the industry, if the Company's stock price performance is favorable.

Deductibility of Executive Compensation

  Section 162(m) of the Code limits the tax deduction of a publicly-held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company's compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

  This report has been approved by all members of the Committee.

                                          Mathias J. DeVito, Chairman
                                          Peter M. George
                                          John G. Medlin, Jr.
                                          Hanne M. Merriman
                                          Raymond W. Smith

                              [PERFORMANCE CHART]

                      US AIRWAYS      S&P 500      S&P AIRLINE
            1994             100          100              100
            1995          103.92       141.36           120.74
            1996          183.33       170.01           139.65
            1997          490.20       222.72           251.23
            1998          407.84       282.12           230.64
            1999          251.47       337.21           204.53

  The above graph compares the performance of the Company's Common Stock during the period December 31, 1995 to December 31, 2000 with the S&P 500 Index and the S&P Airline Index during the relevant time period. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index, at closing prices on December 31, 1995. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consists of American, Delta, Southwest Airlines Co. and the Company.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee of the Board of Directors of US Airways Group, Inc. is composed of five non-employee members of the Board of Directors. Each member of the Audit Committee is independent, as defined by the New York Stock Exchange. The Board of Directors has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A hereto.

  The Audit Committee reviews the Company's accounting practices and financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls.

  In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

  The Audit Committee also discussed with the independent auditors, the auditors' independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of certain non-audit services provided by KPMG LLP to the Company in 2000 is compatible with maintaining auditor independence. The Company incurred the following fees for services performed by its independent auditors, KPMG LLP, in fiscal year 2000:

   Audit Fees....................................................... $  646,675
   Financial Information Systems Design and Implementation Fees..... $  210,316
   All other fees................................................... $1,143,626

  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The report was filed with the Securities and Exchange Commission on March 30, 2001. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of the Company's independent auditors.

  This report has been approved by all members of the Audit Committee.

                                          Hanne M. Merriman, Chairman
                                          Robert L. Johnson
                                          Robert LeBuhn
                                          Thomas H. O'Brien
                                          Hilda Ochoa-Brillembourg

                      SELECTION OF AUDITORS (Item No. 2)

  The Board of Directors has named KPMG LLP as independent public accountants to examine the consolidated financial statements of the Company for fiscal year 2001, subject to ratification by the stockholders. KPMG LLP acted in the same capacity during 2000. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
            NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN (Item No. 3)

  At the 1996 annual meeting, the stockholders of the Company approved the adoption of the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (the "Director Stock Incentive Plan"). Since then, of the 70,000 shares of Common Stock then authorized for issuance under the Director Stock Incentive Plan, 60,000 shares have either been issued upon the exercise of stock options or are reserved for issuance upon the exercise of stock options. Accordingly, the Board of Directors has approved and recommends to stockholders the reservation of an additional 90,000 shares of Common Stock for issuance under the Director Stock Incentive Plan and the extension of the term of the Director Stock Incentive Plan until all options have been satisfied through the delivery of shares or terminated.

  The following is a description of the material terms of the Director Stock Incentive Plan, and as such is qualified in its entirety by the actual terms of the Director Stock Incentive Plan.

  The Director Stock Incentive Plan is intended to increase the alignment of the interest of members of the Board who are Eligible Directors (as defined) with the interests of stockholders of the Company by providing further opportunity for ownership of the Common Stock, and to increase their incentive to contribute to the success of the Company's business through the grant of nonstatutory stock options entitling the holder to purchase shares of Common Stock (each, a "Director Option"). Subject to approval by the Company's stockholders, an additional 90,000 shares of common stock have been reserved for issuance under the Director Stock Incentive Plan.

Options

  The Director Stock Incentive Plan provides for the grant to each Eligible Director on the first business day following each annual meeting of stockholders of the Company occurring prior to the termination of the Director Stock Incentive Plan, beginning with the 1996 annual meeting of stockholders, a Director Option to purchase 1,500 shares of Common Stock. An "Eligible Director" is a member of the Board other than any director (i) who is then an employee of the Company or any subsidiary of the Company, (ii) is serving pursuant to rights exercised by preferred stockholders of the Company or,
(iii) in the case of an individual first becoming a director after January 1, 1996, was previously an employee of the Company or any subsidiary. Each Director Option shall be granted at an exercise price equal to the "fair market value" (as defined in the Director Stock Incentive Plan) of the Common Stock on the date of grant. Each Director Option shall become fully vested on the earliest to occur of (i) the first anniversary of the date of grant, (ii) the Eligible Director's death, disability or termination of service as a director upon the completion of the last term of office to which such director was elected, or (iii) a "change of control" (as defined in the Director Stock Incentive Plan), and may be exercised in whole or in part at any time thereafter until the date that is ten years following the date of grant. If for any reason during the term of an unexercised Director Option the Eligible Director shall cease to be a member of the Board, such Director Option may be exercised by the Eligible Director (or his estate) until the second anniversary of the date that the Eligible Director ceases to be a member of the Board.

  The Director Stock Incentive Plan shall remain in effect until all Director Options granted thereunder shall have been satisfied by the issuance of shares of Common Stock. The Board may at any time and from time to time alter, amend, suspend, or terminate the Director Stock Incentive Plan in whole or in part; provided, however, that the provisions with respect to the grant of Director Options may not be amended more than once every six months, other than to comport with changes in the Code. The termination or any modification or amendment of the Director Stock Incentive Plan shall not, without the consent of an Eligible Director, affect his or her rights under a grant of a Director Option.

New Plan Benefits

  If the Amendment to the Director Stock Incentive Plan is approved by the stockholders of the Company, during 2001 each Eligible Director will be granted under the terms of the Director Stock Incentive Plan a Director Option to purchase 1,500 shares of Common Stock.

Federal Income Tax Treatment

  The following discussion of certain relevant federal income tax effects applicable to Director Options granted under the Director Stock Incentive Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

  In general, an optionee will not be subject to tax at the time a nonstatutory stock option is granted. Upon exercise of a nonstatutory stock option where the exercise price is paid in cash, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the optionee.

  The Company generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a nonstatutory stock option.

  On July 31, 2001, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $16.98 per share.

  The Board of Directors recommends that stockholders vote FOR the proposed Amendment to the Director Stock Incentive Plan.

        STOCKHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING (Item No. 4)

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 250 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote.

  RESOLVED: "That the stockholders of US AIRWAYS GROUP, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

Supporting Statement of Mrs. Evelyn Y. Davis

  REASONS: "Many states have mandatory cumulative voting, so do National Banks." "In addition, many corporations have adopted cumulative voting." "US AIRWAYS had its annual meeting in 2000 at the SAME DATE as AMR (American Airlines) a major competitor." A Director elected by cumulative voting might be more inclined to choose a better date where more independent shareholders could attend.

  "Last year the owners of 6,558,397 shares, representing approximately 17.8% of shares voting, voted FOR this similar proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

Statement of the Company in Opposition to the Stockholder Proposal

  The Board of Directors recommends a vote against the cumulative voting proposal because the Board firmly believes that cumulative voting is not in the best interest of the Company or its stockholders.

  The Company's current voting system ensures that each Director is elected by a plurality of the votes cast. By contrast, cumulative voting could favor special interests. The Board of Directors believes that each Director should be chosen for his or her qualifications and ability to serve the Company and our stockholders. To do otherwise would sacrifice the interests of the Company and stockholders as a whole.

  Each Director has the duty to represent all the stockholders and to advance the best interest of the Company. By permitting a relatively small group of stockholders to pool their votes and elect a Director, cumulative voting would produce a conflict between the Director's duty to represent all the stockholders and the Director's allegiance to his or her narrow constituency.

   A system of cumulative voting could render a partisan Board, as special interest concerns prevent the members of the Board from working together as a smoothly functioning unit.

  In summary, the Company believes that the existing system of one vote per share is working well.

  The proposal was rejected by the shareholders last year by a vote of 82.04% against.

  Accordingly, the Board of Directors urges you to vote AGAINST the stockholder resolution (Item No. 4).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

  The Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This by-laws provision requires stockholders to provide the Company with notice of their intent to nominate directors or propose new business at an Annual Meeting not less than 30 days nor more than 60 days prior to such Annual Meeting; provided, however, that in the event less than 40 days prior written notice or prior public disclosure of the date of the meeting is given or made to the stockholder, such notices by the stockholder must be received by the Company not later than close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

  Assuming the 2001 Annual Meeting is held as scheduled, notice of intent to nominate directors or propose new business to be brought before the 2001 Annual Meeting must have been received in proper form on or after July 23, 2001 and on or prior to August 20, 2001.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and US Airways may solicit proxies in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

     DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  As discussed above, the Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. In addition, in accordance with federal securities laws, proposals to be submitted by stockholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 2002 Proxy Statement must be received by the Company at its executive offices in Arlington, Virginia, not later than December 1, 2001.

     AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

  Copies of the Company's Annual Report to Stockholders on Form 10-K for the year ended December 31, 2000, which includes certain financial information about the Company, were previously mailed to the Company's stockholders. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: US Airways Group, Inc., Investor Relations, 2345 Crystal Drive, Arlington, Virginia 22227, (703) 872-5305. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

                                          By Order of the Board of Directors,


                                                  Jennifer C. McGarey
                                                     Secretary

August 17, 2001

                                                                     Appendix A

                US AIRWAYS GROUP, INC. AUDIT COMMITTEE CHARTER

  The Board of Directors of US Airways Group, Inc. (the "Company") hereby sets forth the authority, responsibilities, and specific duties of the Audit Committee (the "Committee") described below.

1.Composition

  Each member of the Committee shall be an "independent" director within the meaning of the New York Stock Exchange ("NYSE") rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board of Directors in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification may be determined in the business judgment of the Board of Directors. In addition, the Chairman of the Board of Directors of US Airways Group shall serve as an ex-officio member of the Committee. One of the independent directors serving as a member of the Committee shall be appointed Committee chairman by the Board of Directors.

2.Authority

  The Audit Committee shall have the authority to perform each of the specific duties enumerated in this charter and, upon the direction and approval of the Board of Directors, to investigate any activity of the Company; however, the Chairman of the Board of Directors may, from time to time, appoint a select committee of independent directors to undertake a specific investigation. All employees shall be directed to cooperate as required by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities. However, the Committee will notify the Board of Directors of such action and, where deemed appropriate by the Committee, receive Board approval before proceeding.

3.Responsibility

  The Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all subsidiaries and the sufficiency of auditing relative thereto. In carrying out its responsibilities, the Committee shall meet periodically with the independent accountants, internal auditors, and the Company's management, as their duties relate to financial accounting, reporting, and controls. The Committee is to be the Board's principal agent in ensuring the independence of the Company's independent accountants, the integrity of management, and the adequacy of disclosures to stockholders. The opportunity for the independent accountants to meet with the entire Board of Directors as needed, is not to be restricted.

4.Meetings

  The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and provide copies of such minutes to the Board and to each Committee member.

5.Specific Duties

  The Audit Committee is to:

A. Review the adequacy of this charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

B. Review with the Company's management, independent accountants, and internal auditors, the Company's general policies and procedures to reasonably ensure the adequacy and integrity of internal accounting and financial reporting controls.

C. Have familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements. Receive periodic reports from the Company's independent accountants and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board, the SEC or other regulatory bodies, or any other significant accounting or financial reporting related matters that may have a bearing on the Company. Further, the Committee is to make, or cause to be made, all necessary inquiries of management and the independent accountants concerning established standards of corporate conduct and performance, and deviations therefrom.

D. Review, prior to the annual audit, the scope and general extent of the independent accountants' plan for their examination, and monitor such plan's progress and results during the year. The auditor's fees are to be arranged with management and annually summarized for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered by the accountants in determining the audit scope, including:

  .Industry and business risk characteristics of the Company and its subsidiaries

  .External reporting requirements

  .Materiality of the various segments of the Company's consolidated and non-consolidated activities

  .Quality of internal accounting controls

  .Extent of involvement of internal audit in the audit examination

  .Other areas to be covered during the audit engagement

E. Review on an annual basis the independence of the accountants. Review and discuss with the independent accountants all significant relationships they have with the Company that could impair the accountants' independence. Review a written report from the independent accountants describing any such relationships. Review the extent of non-audit services provided by the independent accountants in relation to the objectivity and independence needed in the audit.

F. Notify the Company's independent accountants that they are ultimately accountable to the Committee and the Board of Directors, and that the Committee and the Board of Directors are responsible for the selection (subject to shareholder approval), evaluation and termination of the Company's independent accountants.

G. Review with management and independent accountants, upon completion of their audit, financial results for the year. In overseeing the independent accountants' annual audit and quarterly reviews, the Committee shall specifically review:

  a. the Company's annual report to shareholders and Form 10-K, including the financial statements, financial statement schedules, supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission and the annual proxy statement, the report on accounting procedures and internal controls, and any other pertinent reports and management's responses;

  b. the qualitative judgments of the independent accountants about the appropriateness, not just the acceptability, of accounting principle and financial disclosure practices used or proposed to be adopted by the Company;

  c. the methods used to account for significant and/or unusual transactions;

  d. significant recorded and unrecorded audit adjustments; any material accounting issues among management, the Company's internal auditing department and the independent accountants; and

  e. certain matters required to be communicated to audit committees in accordance with Statement on Auditing Standard No. 61, (as it may be modified or supplemented) ("SAS No. 61").

  f. other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent accountants.

  As deemed appropriate by the Committee, the Committee (or the Chairman of the Committee) should meet or confer with management and/or the independent accountants quarterly to review the Company's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC").

H. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data, and information. Confirm through private discussions with the Company's independent accountants and the Company's management that no management restrictions are being placed on the scope of the independent accountants' work. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the Company's financial statements. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

I. Discuss with the independent accountants the quality of the Company's internal financial controls, the selection of accounting principles, and management reporting system. Review any relevant recommendations which the independent accountants may have.

J. Review compliance of the Company's management and employees with the Company's code of ethics.

K.Review both the adequacy and cost of the Company's insurance programs.

L. Review with the Company's internal audit personnel their annual work plan and the results of their prior year's work.

M. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

N. Review the performance of the independent accountants and annually recommend to the Board of Directors the retention or non-retention of the independent accountants after consulting with the Company's management.

O. Upon any changes in the composition of the Committee and otherwise once each year, the Committee shall ensure that the Company provides the NYSE with written confirmation regarding:

  1. Any determination that the Board has made regarding the independence of the Committee members;

  2. The financial literacy of the Committee members;

  3. The determination that at least one of the Committee members has accounting or related financial management expertise; and

  4. The annual review and reassessment of the adequacy of the Committee's charter.

P. Prepare a report to be included in each annual proxy statement of the Company for the period commencing after December 15, 2000 which states, among other things, whether:

  1. the Committee has reviewed and discussed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K;

  2. the Committee has discussed with the Company's independent accountants the matters that the accountants are required to discuss with the Committee by SAS No. 61, (as it may be modified or supplemented);

  3. the Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants their independence; and

  4. based on the review and discussions described in subsections (1), (2) and (3) above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

6.Overall Authority and Responsibility

  While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These functions are to be performed by the independent accountants. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent accountants or to ensure that the Company complies with all laws and regulations.

                                 FIRST AMENDMENT
                          TO THE US AIRWAYS GROUP, INC.
                    NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
                (as amended and restated effective May 16, 2000)

     WHEREAS, US Airways Group, Inc. (the "Company"), maintains the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (the "Plan"); and

     WHEREAS, Section 7 of the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan from time to time, subject to the limitations therein; and

     WHEREAS, the Company desires to amend the Plan as provided herein.

     NOW THEREFORE, the Plan is amended as follows:

     Any term which is not defined below shall have the meaning set forth in the Plan.

          1. Section 4.1 of the Plan is hereby amended by deleting the number "70,000" therein and inserting, in lieu thereof, the number "160,000".

          2. Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

     The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, or terminated under the terms of the Plan.

     This First Amendment is subject to approval by the stockholders of the Corporation at the 2001 annual meeting of stockholders of the Corporation and shall be effective on the date of such approval.

Detach Proxy Card Here

[]
BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1. Election of Director Nominees: M.J. DeVito, R. Gangwal, P.M. George, R.L. Johnson, R. LeBuhn, J.G. Medlin, Jr., H.M. Merriman, T.H. O'Brien, H. Ochoa-Brillembourg. R.B. Priory, R.W. Smith, S.M. Wolf.

FOR all nominees  [_]   WITHHOLD AUTHORITY to vote [_]     *EXCEPTIONS [_]
listed above            for all nominees listed above

(INSTRUCTIONS: To vote for all nominees other than certain specified nominees, mark the "Exceptions" box and write the nominees name in the space provided below.)

*Exceptions____________________________________________________________________

2. Ratification of the selection of KPMG LLP as auditors.

        FOR             AGAINST                 ABSTAIN

3. Approval of an amendment to the US Airways Group, Inc.
   Nonemployee Director Stock Incentive Plan.

        FOR             AGAINST                 ABSTAIN
_______________________________________________________________________________
              BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

4. Stockholder proposal concerning cumulative voting.

        FOR              AGAINST                 ABSTAIN

                                Change of Address and/
                                or Comments Mark Here

                        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        -------------------------------------------------------
                                               Signature

                        -------------------------------------------------------
                                               Signature

                        Dated: __________________________________________, 2001



(Please sign, date and return this proxy card in the enclosed envelope.)

Votes MUST be indicated (x) in black or blue ink.                          X


                               Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope

                             US AIRWAYS GROUP, INC.
                                     PROXY
   Proxy Solicited on Behalf of The Board of Directors for Annual Meeting of
                       Stockholders on September 19, 2001

     The undersigned hereby appoints J.C. McGarey and L.M. Nagin, and each of them, proxies (each with power of substitution) of the undersigned to attend the above annual meeting of stockholders of US Airways Group, Inc. and any adjournment or postponement thereof and thereat to vote all shares of stock held by the undersigned, as specified on the reverse side, and on any other matters that may properly come before said meeting.

     For those participants who may hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. 401(k) Savings Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan for Pilots or the Supplemental Retirement Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time to be received no later than September 14, 2001, in order to be voted in a timely manner by the administrator of the Plans, Fidelity Management Trust Company (the "Administrator"). After September 14, 2001, the instructions cannot be revoked and, in accordance with the Plans, you may not vote these shares in person at the meeting. The Administrator is authorized to vote the Plan shares for which instructions have been given upon such other business as may come before the meeting. The Bank of New York will tally the vote on behalf of the Administrator.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                                                US AIRWAYS GROUP, INC.
                                                P.O. BOX 11043
                                                NEW YORK, NY 10203-0043